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                                                                    EXHIBIT 99.2


May 20, 2000

Board of Directors
Active Software, Inc.
3333 Octavius Drive
Santa Clara, CA  95054

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Active Software, Inc. (the "Company") of the exchange ratio of 0.527 shares of Common Stock, par value $0.01 per share (the "webMethods Common Stock"), of webMethods, Inc. ("webMethods") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of May 20, 2000, among webMethods, AW Acquisition, Inc., a wholly-owned subsidiary of webMethods, and the Company (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as managing underwriter of a public offering of 3,500,000 Shares in August 1999, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or webMethods for its own account and for the accounts of customers. As of the date hereof, Goldman, Sachs & Co. and certain investment funds affiliated with Goldman, Sachs & Co. hold 1,816,758 shares of webMethods Common Stock.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Report on Form 10-K of the Company for the year ended December 31, 1999; the Registration Statement on Form S-1 of the Company, including the Prospectus contained therein dated August 12,
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Board of Directors
May 20, 2000
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1999; the Registration Statement on Form S-1 of webMethods, including the
Prospectus contained therein dated February 10, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company and webMethods to their respective stockholders; and certain internal financial analyses and forecasts for the Company and webMethods prepared by their respective managements, including certain operating synergies projected by the managements of the Company and webMethods to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior managements of the Company and webMethods regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the webMethods Common Stock, which like many Internet related stocks have been and are likely to continue to be subject to significant short-term price and trading volatility, compared certain financial and stock market information for the Company and webMethods with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and webMethods. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or webMethods or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

(GOLDMAN, SACHS & CO.)